Exhibit 10.4

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS (this “Agreement”) is made by and between Fusion-io, Inc. (the “Company”), and Rick White (“Employee”). The Company and Employee are sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party”.

RECITALS

WHEREAS, Employee resigned from his employment with the Company on May 7, 2013 (“Resignation Date”);

WHEREAS, Employee is a party to the Amended and Restated Employment Agreement by and between the Company, Employee, West Coast VC, LLC, dated December 31, 2008, as amended on March 7, 2011 and December 30, 2012 (the “Employment Agreement”) pursuant to which Employee is entitled to receive certain severance and post-termination benefits;

WHEREAS, Employee signed a Proprietary Information and Invention Assignment Agreement with the Company on June 1, 2006 (the “Proprietary Rights Agreement”); and

WHEREAS, Employee received awards of stock options and restricted stock units to acquire the Company’s common stock as set forth on Exhibit A attached hereto (collectively the “Equity Awards”), which are subject to the terms and conditions of the applicable Company equity compensation plan and the applicable award agreements memorializing each such Equity Award (collectively, the “Equity Agreements”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment relationship with the Company and the termination of that relationship.

NOW THEREFORE, for good and valuable consideration, including the mutual promises and covenants made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Termination and Resignation from Board. Employee’s employment with the Company terminated on the Resignation Date. Employee hereby agrees to resign as a member of the Company’s Board of Directors no later than the first annual meeting of stockholders of the Company that occurs following the Resignation Date. In addition, Employee agrees to resign as an officer or director of any Company subsidiary or affiliate and agrees to execute such documentation and take other reasonable actions requested by the Company to effectuate the same.

2. Consideration.

a. Cash Severance. In accordance with Section 8(d)(ii) of the Employment Agreement, the Company agrees to pay Employee cash severance in the total amount of Two Hundred and Eighty-One Thousand Dollars ($281,000), less applicable withholding, at the rate of $23,416.67 per month, less applicable withholding, for a period of twelve (12) months from the Company’s first payroll period following the thirtieth (30th) day following the Resignation Date, in accordance with the Company’s regular payroll practices and subject to this Agreement being effective.

b. Prorata Bonus Payment. The Company agrees to pay Employee his 2013 annual bonus to the extent the applicable Company performance criteria as applied to all executives are satisfied prorated based upon the number of days Employee was employed in fiscal year 2013 through the Resignation Date divided by 365. To the extent the Company determines to pay annual bonuses for fiscal year 2013 to other Company executives notwithstanding that some or all of the performance goals are not achieved, then the Company will also pay Employee an annual bonus for fiscal year 2013 in such amount using the same criteria that is used to determine annual bonuses for other Company executives. This prorated annual bonus shall be paid to Employee at the same time as annual bonuses are paid to the Company’s other executive employees. For avoidance of doubt, this paragraph will not apply to any incentive, retention or other bonuses that are unrelated to the payment of an annual bonus for fiscal year 2013.

c. Equity Acceleration. In accordance with Section 4(b) of the Employment Agreement and certain actions taken by the Board of Directors (the “Board”) or the Compensation Committee of the Company’s Board of Directors (the “Committee”) in connection with the approval of these Equity Awards, on the Effective Date Employee will vest in the number of shares of Company common stock subject to each outstanding Equity Award that would have vested had he continued to provide services to the Company through the twelve (12)-month anniversary of the Resignation Date (or, if lesser, the total number of shares of Company common stock subject to each such outstanding Equity Award as of the Resignation Date). The total number of shares subject to each outstanding Equity Award that are vested as of the Resignation Date is set forth on Exhibit A attached hereto. Except as amended by this Section 2.c., the Equity Awards shall remain subject to the terms and conditions of the Equity Agreements.

d. COBRA Reimbursements. In accordance with Section 5 of the Employment Agreement, if Employee timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse Employee for the cost of the COBRA premiums for Employee and his eligible dependents (the “COBRA Premiums”) sufficient to maintain their group health insurance coverage in effect as of the Resignation Date for up to twelve (12) months following the Resignation Date or until Employee and his eligible dependents are covered under another employer’s program, whichever is earlier (the “COBRA Premiums Period”). Reimbursements for COBRA Premiums shall be made by the Company to Employee consistent with the

Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating his payments for COBRA coverage, with such reimbursement occurring within thirty (30) days of Employee’s submission of said documentation. Notwithstanding the foregoing, if, during the COBRA Premiums Period, the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Employee, on the last day of each applicable month, a cash payment equal to the applicable COBRA Premiums for that month (including premiums for Employee and his eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), during the remaining portion of the COBRA Premiums Period. Employee may, but is not obligated to, use such Special Cash Payment toward the cost of COBRA premiums.

e. Post-Employment Advisory Services. The Company agrees to retain Employee as an Advisor to provide advisory services to the Company (the “Advisory Services”) as an independent contractor pursuant to the terms of the Advisory Agreement attached hereto as Exhibit B (the “Advisory Agreement”). Nothing in this Agreement or the Advisory Agreement shall in any way be construed to constitute Employee as a continuing agent, officer, employee, or representative of the Company after the Resignation Date, but Employee shall perform the services under the Advisory Agreement solely as an independent contractor. The term during which the Advisory Services are provided is hereinafter referred to as the “Advisory Term.”

f. Acknowledgement. Employee specifically acknowledges and agrees that the consideration provided to him hereunder fully satisfies any obligation that the Company had to pay Employee wages or any other compensation for any of the services that Employee rendered to the Company, that the amount paid is in excess of any disputed wage claim that Employee may have, that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Employee has not earned and is not entitled to receive any additional wages or other form of compensation from the Company.

3. Supplemental Release. Upon termination of the Advisory Agreement, Employee agrees to execute the Supplemental Release attached hereto as Exhibit C. Employee acknowledges and agrees that the continued vesting of the Equity Awards during the Advisory Term is expressly conditioned upon his signing and not revoking the Supplemental Release within the time frame set forth therein.

4. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration to be paid in accordance with the terms and conditions of the Employment Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, draws, stock, stock options or other equity awards (including restricted stock unit awards), vesting, and any and all other benefits and compensation due to Employee and that no other reimbursements or compensation are owed to Employee.

5. Release of Claims. Employee agrees that the consideration to be paid in accordance with the terms and conditions described in Section 2 represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation the following:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Utah Antidiscrimination Act;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this Section 5 (the “Release”) shall be and remain in effect in all respects as a complete general release as to the matters released. The Release does not extend to any severance obligations due Employee under the Employment Agreement as memorialized under Section 2 under of this Agreement. The Release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 5. Nothing in this Agreement waives Employee’s (i) rights under that certain Indemnification Agreement between the Company and Employee, dated as of June 22, 2010 (the “Indemnification Agreement”), or (ii) rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act, agreement, Certificate of Incorporation or Bylaws of the Company, state or federal law or policy of insurance.

6. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) Employee has at least 21 days within which to consider this Agreement; (c) Employee has 7 days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and delivers it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the Chief Legal Officer of the Company that is received prior to the Effective Date.

7. Unknown Claims. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. Employee, being aware of this principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Employee confirms that Employee has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or any other present or former Company employees, including violations of the federal and state securities laws or the Sarbanes-Oxley Act of 2002.

9. Confidential Information. Employee reaffirms and agrees to observe and abide by the terms of the Proprietary Rights Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information and the non-compete provision in paragraph 7, which agreement shall continue in force; provided, however, that: paragraph 6 of the Proprietary Rights Agreement is expressly superseded and replaced by paragraph 10 herein. In addition, Employee agrees to cooperate to the best of his ability in post-grant or infringement proceedings involving the Company’s intellectual property and further agrees to not challenge or assist another party in challenging the validity or ownership of the Company’s intellectual property.

10. Nonsolicitation of Employees and Customers. Employee agrees that for a period of twelve (12) months immediately following the Resignation Date, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. Employee also agrees that for a period of twelve (12) months immediately following the Resignation Date, Employee shall not induce, attempt to induce or knowingly encourage any Customer of the Company or any of its affiliates or subsidiaries to divert any business or income from the Company or any of its affiliates or subsidiaries, or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates or subsidiaries. The term “Customer” shall mean any individual or business firm that is, or within the twelve (12) months prior to the Resignation Date was, a customer or client of the Company (or any actively sought prospective customers of the Company), whether or not such business was actively solicited by Employee on behalf of the Company or any of its affiliates or subsidiaries during Employee’s employment. In addition, Employee agrees that for twelve (12) months following the Resignation Date, or if later, through the expiration of the Advisory Term, that before contacting any employees, Customers, or strategic partners of the Company or its affiliates regarding the Company or its affiliates, he will first contact the Company’s Chief Executive Officer and inform him of the intent to contact any such employees, Customers or strategic partners and describe the nature and context of the reason for making such contact, and will receive acknowledgement from the Company’s Chief Executive Officer regarding such intent before actually initiating any such contact. For purposes of clarity, nothing in this Section 10 is intended to limit or reduce Employee’s obligations in Section 9 of this Agreement, including but not limited to the non-compete provision in paragraph 7 of the Proprietary Rights Agreement.

11. Return of Company Property. Employee acknowledges that he has retained only documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company that will assist him in his role as a member of the Board or his Advisory Services (collectively, the “Retained Property”). Notwithstanding, Employee agrees that upon the later of the date he ceases to be a member of the Board or the expiration of the Advisory Term, he will provide to the Company a written verification or certification stating that he has complied with the Company’s request to either return to the Company any Retained Property, or deleted such information from his personal computer or any other storage device that may contain such information, as well as any information stored electronically, in email accounts, or in the cloud. For all Company-owned property in Employee’s possession or control Employee other than the Retained Property (collectively, the “Non-Retained Property”), Employee confirms that he has returned to the Company in good working order all Non-Retained Property, including, but not limited to, all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Employee’s possession or control, as applicable. Employee further confirms that Employee has cancelled all accounts for Employee’s benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts, other than those accounts that are required for Employee to perform the Advisory Services or his functions as a member of the Board.

12. No Cooperation. Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide any such counsel or assistance.

13. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below and without limiting the provisions of Section 18 (including seeking potential injunctive relief thereunder), Employee acknowledges and agrees that any material breach of this Agreement (unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA), or of any provision of the Proprietary Rights Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement, including the Advisory Agreement, and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement, and the Proprietary Rights Agreement. The Company shall provide Employee written notice specifying the particular event or actions giving rise to the breach, and only with respect to Employee’s willful failure to comply with the lawful requests made of Employee by the Company’s Chief Executive Officer reasonably related to and in connection with Employee providing “Services” to the Company under the Advisory Agreement that would be “Misconduct” thereunder, Employee shall be provided ten (10) business days to cure such breach to the extent curable. Without limiting the foregoing, if the Company terminates the Advisory Agreement as the result of Employee’s Misconduct (as defined in the Advisory Agreement), it will be considered a material breach of this Agreement. For purposes of clarity, in the event that the Company terminates the Advisory Agreement other than as the result of Employee’s Misconduct, it will not be considered a material breach of this Agreement and Employee shall be entitled to equity vesting provided under the Advisory Agreement, subject to executing and not revoking the Supplemental Release, and will be entitled to all the consideration under this Agreement.

14. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

15. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

16. Mutual Nondisparagement. Employee will not make any derogatory public statement concerning the financial performance, products, services, the Board or management personnel of the Company or any of its affiliates or subsidiaries, or Employee’s employment for a period of twenty-four (24) months following the Resignation Date. The Company agrees to refrain from any disparaging statements about Employee for a period of twenty-four (24) months following the Resignation Date. Employee understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Board member of the Company. Nothing in this paragraph will prohibit either party from providing truthful information in response to a subpoena or other legal process. In response to any inquiry with respect to the termination of Employee’s employment, Employee shall be permitted to respond in the manner set forth on Exhibit D hereto.

17. Costs. The Company shall pay up to $10,000 for Employee’s costs, attorneys’ fees and other fees incurred in connection with the preparation and negotiation of this Agreement.

18. Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN THE SALT LAKE OR UTAH COUNTIES IN THE STATE OF UTAH, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH UTAH LAW, INCLUDING THE UTAH RULES OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL UTAH LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH UTAH LAW, UTAH LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

19. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20. No Representations. Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22. Entire Agreement. This Agreement (and its exhibits) represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Proprietary Rights Agreement (except as amended in paragraph 10 herein), the Investor Agreement, the Indemnification Agreement and the Equity Agreements.

23. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chairman of the Compensation Committee of the Company’s Board of Directors.

24. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Utah, without regard to the choice-of-law provisions. The Utah state courts in Salt Lake County, Utah and/or the United States District Court for the District of Utah, located in Salt Lake City, Utah, shall have exclusive jurisdiction and venue over all controversies relating to or arising out of this Agreement. Employee hereby expressly consents to the exclusive jurisdiction and venue of the state courts in Salt Lake County, Utah and/or the United States District Court for the District of Utah, located in Salt Lake City, Utah for any disputes arising out of or relating to this Agreement.

25. Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within 21 days. Each Party has seven days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

26. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee expressly acknowledges that:

(a)	Employee has read this Agreement;

(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Employee is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COMPANY	FUSION-IO, INC.

	By:	/s/ Shane Robison
	Name:	Shane Robison
	Title:	Chief Executive Officer

Dated: May 30, 2013

EMPLOYEE	Rick White, an individual

/s/ Rick White
(Signature)

Dated: May 30, 2013

EXHIBIT A

The chart below shows (i) the number of shares subject to each of Employee’s outstanding Equity Awards that are vested and exercisable as of the Resignation Date (including amounts that vested in accordance with the accelerated vesting provisions described in Section 2.c. above) and (ii) the number of shares subject to each of Employee’s outstanding Equity Awards that are unvested and unexercisable as of the Resignation Date, but are eligible to vest and become exercisable pursuant to the Advisory Agreement in accordance with its terms.

Grant Date	Type of Award	Exercise Price	Exercisable (before acceleration)	Vesting Acceleration (under this Agreement)	Total Exercisable on Resignation Date	Remaining Unexercisable on Resignation Date(1)
6/2/2009	Option	$ 0.65	1,406,562	0	1,406,562	0
9/12/2010	Option	$ 1.96	347,500	150,000	497,500	62,500
1/25/2011	Option	$ 5.12	0	25,000	25,000	175,000
9/30/2011	Option	$19.00	55,416	35,000	90,416	49,584
9/12/2012	Option	$28.61	0	0	0	42,500
9/12/2012	RSU	N/A	0	0	0	42,500

(1)	Shares remain eligible to vest and become exercisable pursuant to the terms of the Advisory Agreement.

EXHIBIT B

ADVISORY AGREEMENT

This Advisory Agreement (this “Advisory Agreement”) is made and entered into as of May 30, 2013, effective as of May 7, 2013 (the “Effective Date”) by and between FUSION-IO, INC., a Delaware corporation with its principal place of business at 2855 East Cottonwood Parkway, Suite 100, Salt Lake City, Utah 84121 (the “Company”), and Rick White, an individual (“Advisor”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

The Company desires to retain Advisor as an independent contractor to perform advisory services for the Company, and Advisor is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:

1. Services and Compensation

Advisor shall perform the services described in Exhibit 1 (the “Services”) for the Company (or its designee) during the Term (as defined in this Advisory Agreement), and the Company agrees to pay Advisor the compensation described in Exhibit 1 for Advisor’s performance of the Services.

2. Confidentiality and Ownership; Option Exercisability

Advisor agrees that during the Term and for all times thereafter, Advisor will observe and abide by the terms of Proprietary Information and Invention Assignment Agreement he entered into the Company on June 1, 2006, (the “Proprietary Rights Agreement”) specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Advisor further acknowledges and agrees that all references to “employment” or “employ” in paragraphs 2, 3, and 4 of the Proprietary Rights Agreement shall be extended to mean Services (as defined in Exhibit 1 to this Advisory Agreement). This represents an amendment to the Proprietary Rights Agreement. For purposes of clarity, this Advisory Agreement and the Services do not extend the non-solicitation provision set forth in this Section 10 of the Separation Agreement and Release between Advisor and the Company, dated May 30, 2013 (the “Separation Agreement”) or in paragraphs 6 and 7 the Proprietary Rights Agreement beyond twelve (12) months immediately following the Resignation Date (as defined in the Separation Agreement). The Company acknowledges and agrees that all references to “employment” or “employ” in any provisions entitling Advisor to exercise Equity Awards set forth on Exhibit A to the Separation Agreement shall be extended to include the term “Services.”

3. Conflicting Obligations

Advisor represents and warrants that Advisor has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Advisory Agreement, Advisor’s obligations to the Company under this Advisory Agreement, and/or Advisor’s ability to perform the Services. Advisor will not enter into any such conflicting agreement during the term of this Advisory Agreement; provided, however, that during the Term, Advisor may engage in other employment, services or business activities; provided that such activities are consistent with Advisor’s fiduciary duties to the Company, his ability to perform the Services, and Advisor’s continuing obligations under the Proprietary Rights Agreement, Inventor Agreement, and Separation Agreement.

4. Term and Termination

(a) Term. The term of this Advisory Agreement will begin on the Effective Date of this Advisory Agreement and will continue until the earlier of (i) the twelve (12)-month anniversary of the Effective Date of this Advisory Agreement, or (ii) termination as provided in Article 4(b) (the “Term”).

(b) Termination. Either party may terminate this Advisory Agreement at any time for any reason. Notwithstanding the foregoing, if, prior to the twelve (12)-month anniversary of the Effective Date of this Advisory Agreement, Advisor engages in Misconduct, the Company may terminate this Advisory Agreement immediately and without prior notice. “Misconduct” means (i) Advisor’s willful refusal to comply with the lawful requests made of Advisor by the Company’s Chief Executive Officer reasonably related to the Services and the performance of his duties hereunder or (ii) a material breach by Advisor of any material provision of this Advisory Agreement, the Separation Agreement, the Proprietary Rights Agreement or the Inventor Agreement. The Company shall provide Advisor written notice specifying the particular event or actions giving rise to Misconduct, and only with respect to clause (i) of the definition of Misconduct, Employee shall be provided ten (10) business days to cure such breach to the extent curable.

(c) Survival. Upon any termination, all rights and duties of the Company and Advisor toward each other shall cease except:

(i) The Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Advisor for Services completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Article 1 of this Advisory Agreement; and

(ii) Article 2 (Confidentiality and Ownership), Article 3 (Conflicting Obligations), Article 4 (Term and Termination), Article 5 (Independent Contractor; Benefits), Article 6 (Limitation of Liability), Article 7 (Arbitration), and Article 8 (Miscellaneous) will survive termination or expiration of this Advisory Agreement in accordance with their terms.

5. Independent Contractor; Benefits

(a) Independent Contractor. It is the express intention of the Company and Advisor that Advisor perform the Services as an independent contractor to the Company. Nothing in this Advisory Agreement shall in any way be construed to constitute Advisor as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Advisor is not authorized to bind the Company to any liability or obligation or to represent that Advisor has any such authority. Advisor agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Advisory Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit 1. Advisor acknowledges and agrees that Advisor is obligated to report as income all compensation received by Advisor pursuant to this Advisory Agreement. Advisor agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

(b) Benefits. The Company and Advisor agree that Advisor will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401(k) participation. If Advisor is reclassified by a state or federal agency or court as the Company’s employee, Advisor will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Advisor would otherwise be eligible for such benefits.

6. Limitation of Liability

IN NO EVENT SHALL COMPANY BE LIABLE TO ADVISOR OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS ADVISORY AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO ADVISOR UNDER THIS AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS ADVISORY AGREEMENT WAIVES ADVISOR’S (I) RIGHTS UNDER THE INDEMNIFICATION AGREEMENT (AS DEFINED IN THE SEPARATION AGREEMENT) OR (II) RIGHTS TO INDEMNIFICATION OR ANY PAYMENTS UNDER ANY FIDUCIARY INSURANCE POLICY, IF ANY, PROVIDED BY ANY ACT, AGREEMENT, CERTIFICATE OF INCORPORATION OR BYLAWS OF THE COMPANY, STATE OR FEDERAL LAW OR POLICY OF INSURANCE.

7. Arbitration

THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS ADVISORY AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN THE SALT LAKE OR UTAH COUNTIES IN THE STATE OF UTAH, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH UTAH LAW, INCLUDING THE UTAH RULES OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL UTAH LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH UTAH LAW, UTAH LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS ADVISORY AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

8. Miscellaneous

(a) Governing Law; Consent to Personal Jurisdiction. The validity, interpretation, construction and performance of this Advisory Agreement shall be governed by the laws of the State of Utah, without regard to the choice-of-law provisions. The Utah state courts in Salt Lake County, Utah and/or the United States District Court for the District of Utah, located in Salt Lake City, Utah, shall have exclusive jurisdiction and venue over all controversies relating to or arising out of this Advisory Agreement. Advisor hereby expressly consents to the exclusive jurisdiction and venue of the state courts in Salt Lake County, Utah and/or the United States District Court for the District of Utah, located in Salt Lake City, Utah for any disputes arising out of or relating to this Advisory Agreement.

(b) Assignability. This Advisory Agreement will be binding upon Advisor’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Advisory Agreement, except as expressly stated. Except as may otherwise be provided in this Advisory Agreement, Advisor may not sell, assign or delegate any rights or obligations under this Advisory Agreement. Notwithstanding anything to the contrary herein, Company may assign this Advisory Agreement and its rights and obligations under this Advisory Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

(c) Entire Agreement. This Advisory Agreement, the Supplemental Release and the Separation Agreement constitute the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties with the exception of the Proprietary Rights Agreement (except as amended by the Separation Agreement), the Investor Agreement, the Indemnification Agreement and the Separation Agreement. Advisor represents and warrants that he is not relying on any statement or representation not contained in this Advisory Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Advisory Agreement, the terms of this Advisory Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.

(d) Headings. Headings are used in this Advisory Agreement for reference only and shall not be considered when interpreting this Advisory Agreement.

(e) Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Advisory Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Advisory Agreement will continue in full force and effect.

(f) Modification, Waiver. No modification of or amendment to this Advisory Agreement, nor any waiver of any rights under this Advisory Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Advisory Agreement will not operate as a waiver of any other or subsequent breach.

(g) Notices. Any notice or other communication required or permitted by this Advisory Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 8(g).

(i)	If to the Company, to:
2855 East Cottonwood Parkway, Suite 100
Salt Lake City, Utah 84121
Attention: Chief Legal Officer

(ii) If to Advisor, to the address for notice on the signature page to this Advisory Agreement or, if no such address is provided, to the last address of Advisor provided by Advisor to the Company.

(h) Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Advisory Agreement to enforce or interpret the provisions of this Advisory Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

(i) Signatures. This Advisory Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Advisory Agreement as of the date first written above.

ADVISOR		FUSION-IO, INC.

By:	/s/ Rick White	By:	/s/ Shane Robison
Name:	Rick White	Name:	Shane Robison
Title:		Title:	Chief Executive Officer

Address for Notice:

EXHIBIT 1

SERVICES AND COMPENSATION

1. Services. During the Term, Advisor shall report to the Company’s Chief Executive Officer and provide up to 10 hours per month of advisory services as may be reasonably requested of him by the Company’s Chief Executive Officer. The Company and Advisor agree that any services to be provided by Advisor under the preceding sentence will be provided in or near Salt Lake City, Utah, and at mutually agreeable times that are conducive to Advisor engaging in other full-time employment following the Resignation Date (as defined in the Separation Agreement).

2. Compensation.

(a) Each award of stock options and restricted stock units that is outstanding as of the Resignation Date (each, an “Equity Award”) and unvested (after applying the vesting acceleration in Section 2.c. of the Separation Agreement) as shown on Exhibit A of the Separation Agreement (such unvested shares as of the Effective Date of this Advisory Agreement, the “Remaining Unvested Equity Award Shares”) shall vest during the Term as to one-twelfth (1/12th) of the Remaining Unvested Equity Award Shares on each monthly anniversary of the Effective Date of this Advisory Agreement, subject to Advisor continuing to provide the Services to the Company through each such date, in each case regardless of whether any performance criteria have been satisfied and/or whether any future performance criteria are satisfied. For example, the 175,000 shares subject to the option granted on January 25, 2011 that are unvested as of the Effective Date of this Advisory Agreement after giving effect to the acceleration (as set forth on Exhibit A of the Separation Agreement) will vest as to 14,583 shares (1/12th of 175,000) on each monthly anniversary of the Effective Date of the Advisory Agreement, subject to Advisor continuing to provide the Services to the Company through each such date. If the Company terminates this Advisory Agreement other than due to Advisor’s Misconduct, 100% of any then-unvested portion of each Equity Award will vest in full, subject to the execution (and non-revocation) of the Supplemental Release (as defined in the Separation Agreement). For avoidance of doubt, if Advisor terminates this Advisory Agreement for any reason or if the Company terminates this Advisory Agreement due to Advisor’s Misconduct, all Equity Awards will immediately cease vesting. Except as modified by this Section 2(a), the terms and conditions of the applicable Company equity compensation plan and the applicable award agreements memorializing each such Equity Award shall continue to apply.

(b) The Company will reimburse Advisor, in accordance with Company policy, for all reasonable expenses incurred by Advisor in performing the Services pursuant to this Advisory Agreement, if Advisor receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.

This Exhibit 1 is accepted and agreed upon as of May 30, 2013.

ADVISOR		FUSION-IO, INC.

By:	/s/ Rick White	By:	/s/ Shane Robison
Name:	Rick White	Name:	Shane Robison
Title:		Title:	Chief Executive Officer

EXHIBIT C

SUPPLEMENTAL RELEASE AGREEMENT

THIS SUPPLEMENTAL RELASE AGREEMENT (this “Supplemental Release”) is made in consideration for the mutual promises and consideration provided both herein and in the Separation Agreement and Release executed on May 30, 2013 (the “Separation Agreement”) between Rick White (“Advisor”) and Fusion-io, Inc. (the “Company”) (collectively the “Parties”). The Parties hereby extend by this Supplemental Release to any and all claims that may have arisen between the Effective Date of the Separation Agreement and Advisor’s dated signature during which Advisor was providing Services to the Company pursuant to the Advisory Agreement executed on May 30, 2013 (the “Advisory Agreement”).

1. Consideration. If the Supplemental Release is executed and not revoked within 30 days following a termination of Advisor’s Services (as defined in the Advisory Agreement), then Executive will be permitted to retain the portion of the Equity Awards (as defined in the Advisory Agreement) that vested during the Term (as defined in the Advisory Agreement), and if the Company terminates the Advisor’s Services prior to twelve (12)-month anniversary of the Effective Date of the Advisory Agreement for other than Misconduct, then 100% of any then-unvested portion of each Equity Award will vest in full and all stock options shall become immediately exercisable. For purposes of clarification, if the Company terminates Advisors Services for Misconduct, then Advisor will only be permitted to retain the portion of the Equity Awards that vest during the Term if this Supplemental Release is executed and not revoked within 30 days following such termination, but in no event will the execution of this Supplemental Release prohibit the Company from seeking remedies otherwise available to it under the Separation Agreement.

2. Supplemental Release. The undersigned Parties expressly acknowledge and agree that the terms of the Separation Agreement shall apply equally to this Supplemental Release and are incorporated herein. Advisor agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Advisor by the Company and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”) Advisor, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Advisor may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Advisor signs this Supplemental Release, including but not limited to any and all claims relating to or arising from the Services (as defined in the Advisory Agreement) and the termination of Advisor’s role as Advisor. Nothing in this Supplemental Release waives Advisor’s (i) rights under the Indemnification Agreement (as defined in the Separation Agreement) or (ii) rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act, agreement, Certificate of Incorporation or Bylaws of the Company, state or federal law or policy of insurance.

3. Acknowledgment of Waiver of Claims under ADEA. Advisor acknowledges that Advisor is waiving and releasing any rights Advisor may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Advisor agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Supplemental Release. Advisor acknowledges that the consideration given for this waiver and release Supplemental Release is in addition to anything of value to which Advisor was already entitled. Advisor further acknowledges that Advisor has been advised by this writing that (a) he should consult with an attorney prior to executing this Supplemental Release; (b) Advisor has at least 21 days within which to consider this Supplemental Release; (c) Advisor has 7 days following the execution of this Supplemental Release by the parties to revoke the Supplemental Release; (d) this Supplemental Release shall not be effective until the revocation period has expired; and (e) nothing in this Supplemental Release prevents or precludes Advisor from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Advisor signs this Supplemental Release and delivers it to the Company in less than the 21-day period identified above, Advisor hereby acknowledges that Advisor has freely and voluntarily chosen to waive the time period allotted for considering this Supplemental Release. Advisor acknowledges and understands that revocation must be accomplished by a written notification to the Chief Legal Officer of the Company that is received prior to the Effective Date of this Supplemental Release.

4. Unknown Claims. Advisor acknowledges that Advisor has been advised to consult with legal counsel and that Advisor is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. Advisor, being aware of this principle, agrees to expressly waive any rights Advisor may have to that effect, as well as under any other statute or common law principles of similar effect.

5. Voluntary Execution of Supplemental Release. Advisor understands and agrees that he executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Advisor acknowledges that: (a) he has read this Supplemental Release; (b) he has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Supplemental Release and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Supplemental Release.

6. Effective Date. Each Party has seven (7) days after that Party signs this Supplemental Release to revoke it. This Supplemental Release will become effective on the eighth (8th) day after Advisor signed this Supplemental Release, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

COMPANY	FUSION-IO, INC.

By:
Name:
Title:

Dated:

ADVISOR	Rick White, an individual

(Signature)

Dated: